Exhibit 10.10

Director Compensation

Each director is entitled to receive an annual retainer of $75,000, payable quarterly, for service on the Board. Each independent director also receives an annual retainer of $15,000, payable quarterly, for participation in the Board’s Audit and Compensation Committees. In addition, Board members who act in a Chair capacity receive annual fees as follows: Board chair, $35,000; Board vice-chair, $10,000; Audit Committee Chair, $10,000; Compensation Committee Chair $5,000 and sub-committee chair, $5,000.

Executive Bonus Plan

In 2008, our stockholders approved the original Executive Bonus Plan for our executive officers. In 2011, our stockholders approved the Amended and Restated Executive Bonus Plan, and in 2013, our stockholders approved an amendment to the Amended and Restated Executive Bonus Plan. We also administer a substantially similar executive bonus plan for our Chief Financial Officer. Annual cash bonuses are intended to compensate our executives for the achievement of company-wide net income and expense leverage goals. Cash bonuses are set as a percentage of the executive officer’s base salary, with higher-ranked executives typically being compensated at a higher percentage of base salary. However, our success is dependent on the ability of our management group to integrate and work together to meet common company wide goals. Accordingly, executives are not assigned specific individual goals but instead are collectively responsible for meeting company wide goals. In 2021, we established bonus targets and made awards under (i) the Amended and Restated Executive Bonus Plan to our Chief Executive Officer and our Chief Administrative Officer and (ii) the Executive Non-Equity Bonus Plan for our Chief Financial Officer.

Our subcommittee that administers the Executive Bonus Plans (the “Subcommittee”) develops corporate goals that, if achieved, will result in improved operating performance. In 2021, our target bonus percentages were 100% of base salary for our Chief Executive Officer and Chief Financial Officer and 75% for our Chief Administrative Officer. In addition, our compensation program also provides incentives for our executives to reach beyond our target corporate goals. If our executives perform above expectations, they may be entitled to receive additional bonus amounts that can result in a total annual bonus of up to 170% of base salary. Proportionally lower bonuses are provided for achievement levels between 90% and 100% of respective company-wide targets, and no bonuses are earned by any executive where less than 90% of the respective company-wide target factor is achieved. In February 2021, our Subcommittee approved a consolidated net income goal of $72.8 million for 2021, reflecting our growth target for the year and an expense leverage goal to limit 2021 consolidated SG&A expenses as a percentage of net sales at 10.34%.

Our executive officers work together as a team, and all executives are assigned the same company wide net income and expense leverage goals. In 2021, our net income was $69.9 million and SG&A expense as a percentage of net sales was 10.46%. Under the Executive Bonus Plans, the Subcommittee may determine, at its sole discretion, that significant unusual or extraordinary items should or should not be included when determining whether the preestablished performance measures have been met. In November 2021, the Subcommittee met with members of management at which meeting management requested that the Subcommittee exclude $5.0 million of uncontrolled medical expenses (the “Significant Unusual Expenses”) from our operating results for the year ended December 31, 2021, for purposes of determining whether the executive officers had achieved the targeted consolidated net income goal and expense leverage goal. After discussion with management and a review of the Company’s historical medical expenses, the Subcommittee determined that the charges were not related to regular operating activities and on that basis approved the exclusion of the Significant Unusual Expenses from the earned bonus calculation for 2021. Excluding the Significant Unusual Expenses, (i) our net income was $73.5 million for 2021, which exceeded our net income target by over 1%, resulting in a payout at 102% of target level for that performance factor and (ii) performance against our SG&A target was met at 10.34%, resulting in a payout at 100% of target level for that performance factor. Accordingly, we paid an aggregate of $1.8 million in bonuses to our named executive officers for 2021.

The table below details the bonus payments made to each of our named executive officers for 2021:

Name of Executive	2021 Bonus Payment	Percentage of Base Salary
Timothy McGrath	$1,163,800	101%
Patricia Gallup	$248,193	76%
Thomas Baker	$379,500	101%